Exhibit 10.3

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

Sid Martin

Biotechnology Development Institute

INCUBATOR LICENSE AGREEMENT

THIS AGREEMENT, made this 26th day of September, 2006, between AxoGen Inc., (“Licensee), and the University of Florida Research Foundation, Inc., a Florida not-for-profit corporation (“UFRF”) in Gainesville, Florida.

WHEREAS, the University of Florida (“University”) has established the Biotechnology Development Institute (“BDI”) which seeks to encourage the development of early-stage companies whose technology relates to the molecular life sciences by providing incubator resources which will foster that development (“the Incubator Program”); and

WHEREAS, the BDI has been constructed at Progress Corporate Park (formerly the Echelon Business and Technology Park) in Alachua, Florida, to provide facilities for the Incubator Program; and

WHEREAS, UFRF has agreed to manage certain activities of the Incubator Program, including licensing and managing space in the BDI building, and other services as more particularly described herein; and

WHEREAS, Licensee has submitted an application for admission to the BDI Incubator Program and has submitted or is developing a business plan in support of that application; and

WHEREAS, UFRF, upon review of Licensee’s application and supporting documentation, has accepted Licensee’s application for participation in the BDI Incubator Program; and

WHEREAS, Licensee is desirous of being the recipient of resources to be made available to the participants in the BDI Incubator Program;

NOW, THEREFORE, in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1. License Grant. UFRF grants to Licensee and Licensee hereby accepts a license to use the space or spaces located within the BDI building, the exact location and area allowances of which are as indicated in Attachment A (the “Licensed Space”). UFRF shall also make available the following resources and facilities:

(a) Shared Facilities. UFRF will provide a centralized reception and administrative support suite and limited secretarial services. Other services and facilities will include access to centralized mail handling, certain library and reference materials, a copying machine, a fax machine, and limited transportation between the BDI building and the University campus. In addition, the BDI building will contain a central instrumentation lab for common equipment usage, common use cold rooms, autoclaves, a dark room, a 600 sq. ft. greenhouse, support facilities for media preparation, small-scale fermentation experiments, and glassware washing. Such services and facilities will be made available to Licensee on a shared basis with other occupants of the BDI building and others, and, as such, Licensee understands that UFRF will make such services available on a reasonable, best efforts basis, as determined at the sole discretion of the Incubator Manager. The “Incubator Manager” is defined as the appointed representative of the University’s Biotechnology Program, or his or her designee.

(b) “If Available” Shared Facilities. UFRF will provide Licensee on an “if available” basis the use of a conference room within the BDI building, together with certain audio visual equipment.

(c) Communications Connections. UFRF shall provide wiring and jacks for one (1) telephone and one (1) computer and network hook-up within each office or lab in the Licensed Space. Licensee shall pay any reasonable additional costs associated with telephone(s) including, but not limited to, service initiation charges, monthly service charges, voice mail charges, long distance charges, and e-mail or connect time charges. Any replacement or upgrading of equipment or service shall be at the expense of Licensee and only with the prior written approval of the Incubator Manager. UFRF will provide the wiring for computer network link-up to the wall outlet at no charge. However, a communications circuit accessory linecord to the T-1 connection is required to access network services and can be provided by UFRF to the Licensee for an additional charge that shall be reasonable. This charge will be added to the monthly invoice following its installation.

(d) Utilities. UFRF shall provide Licensee with electric, gas, water, analytical grade de-ionized water, and sewer service for seven days per week of normal office or laboratory use. BDI shall also supply normal refuse (paper, cardboard, aluminum, etc.) disposal during business days. Normal and reasonable janitorial service shall be provided by UFRF. If Licensee makes excessive use of the facilities as determined by the Incubator Manager in his or her sole discretion, the costs of such excessive use shall be borne by Licensee as additional cash license fees as described in paragraph 3(c) below that shall be reasonable.

(e) Lab and Office Equipment. Upon request of Licensee, UFRF shall use its best efforts to provide for use within the Licensed Space such lab and office equipment as set forth on Attachment A. Such furnishings and equipment shall be selected by UFRF. Any changes in carpet, installed equipment, or furnishings, or any structural changes in the Licensed Space shall be implemented only with the prior written approval of the Incubator Manager, and at the exclusive expense of Licensee.

(f) Core Laboratories and other Resources. UFRF will use its best efforts, but does not guarantee to provide Licensee with access to certain Biotechnology Program resources upon request by Licensee, including access to the Biotechnology Program Core Laboratory Services, and transportation for samples and reagents between campus-based laboratories and facilities and the BDI building. Licensee may, at UFRF’s discretion, have access to disclosure, patent, or technology transfer training. Payment of service fees relating to such resources, if any, shall be the sole responsibility of Licensee.

(g) Damage to Facilities. In the event that any licensed facilities, equipment, or any other UFRF or University property is damaged or destroyed through use, misuse, or negligence by Licensee, UFRF may make the required repairs or replacement of damaged property and shall provide Licensee with an invoice representing the reasonable loss to UFRF or the University (whether replaced or repaired or otherwise), said invoice to be due and payable by Licensee in accordance with its terms. In the event that normal maintenance is required for said facilities, equipment, or UFRF or University property, Licensee shall notify the Incubator Manager, who is the sole person authorized to arrange for such service. The cost for any unauthorized repairs ordered by Licensee shall be borne exclusively by Licensee.

2. Scheduling of Use of University Campus Facilities. The Incubator Manager will assist the Licensee to identify and access University of Florida facilities on the main campus as needed.

3. License Fees; Term. The term of this Agreement and Licensee’s obligation to pay a license fee (consisting of monthly cash payments, and additional license fees, if any) are as provided below. Licensee shall pay applicable sales, use, or other taxes with respect to all license fees.

(a)	License Fees. Cash payments shall commence on the 1st day of October, 2006, (the “Effective Date”), and thereafter the license fee shall be paid in equal monthly installments on the first day of each month during the term, in advance, to the UFRF at its offices at 12085 Research Dr. Alachua, Florida 32615, unless UFRF designates another place. The license fee shall be paid without abatement, deduction, or set off for any reason.

Initial Term:

Occupy Lab/office 170/170A for a total of 963 sq./ft. From October 1, 2006, to September 30, 2007 @ $24.00 per square foot/per year, with applicable sales tax, currently 6.25%, totaling $2046.37 per month.

Renewal Term: To be negotiated. In the event that this Agreement is extended beyond the initial one-year term, all of the terms and conditions contained therein shall apply to the renewal terms except that the amount of license fee may be increased by UFRF for any renewal term.

(b) Term. The initial term of the license shall be for 12 months following the commencement of the term as noted above and shall terminate on September 30, 2007, or on the last day of the month which is 12 months after the Effective Date, whichever is later. Licensee shall have the option of two additional one-year renewal terms, provided written notice of the exercise of said option is furnished to UFRF at least 60 days prior to the expiration of the current term. Licensee’s right to exercise such options is subject to satisfactory progress on meeting its R&D milestones and business plan objectives, such progress to be determined in the sole discretion of the University after reasonable consultation with Licensee. Additional renewal terms may be requested by Licensee in the event of special circumstances. Such request may be approved in the sole discretion of UFRF. In the event this Agreement is extended, all of the terms and conditions contained herein shall apply to the renewal terms.

(c) Additional License Fees. Unless otherwise agreed to, the cost of any services or resources requested in writing by Licensee and provided by BDI or the University not indicated in Section 1 above shall be borne by Licensee. Licensee shall be billed separately for said additional services or resources as additional cash license fees, payment for which shall be due and payable in accordance with the terms of the invoice therefore. All such additional license fees shall be reasonable based on the services provided.

(d) Delinquent Fees. If Licensee fails to pay any cash license fees for ninety (90) days or more after such cash license fees are due under this Agreement, UFRF, in its sole discretion, may review Licensee’s status. However, this provision does not affect any default provisions or UFRF’s termination rights under this Agreement and does not create an obligation to review Licensee’s status in the event of nonpayment or other default by Licensee.

4. Termination. Nothing herein shall relieve either party of any outstanding obligation incurred pursuant to this Agreement prior to any termination. The facilities, equipment, and Licensed Space licensed hereunder are licensed for the purpose of furthering Licensee’s business objectives as approved by UFRF. Pertinent portions of Licensee’s business plan, including its business objectives and financial progress reports are attached as Attachment C.

(a) Not a Lease; Right to Terminate. The parties understand that this Agreement constitutes a license, not a lease, and that the relationship of the parties hereunder is that of licensor and licensee, and not that of landlord and tenant. As such, UFRF reserves the right to change space assignments or to terminate this Agreement by thirty (30) days written notice if the assigned space does not function as a place of business for more than one week, or if Licensee in UFRF’s sole discretion no longer meets the criteria for participation in the Incubator Program. Notwithstanding Section 15 below, if UFRF has reason to believe at any time that Licensee is no longer following its business plan as approved by UFRF, UFRF, in its sole discretion, may review Licensee’s status. If, in UFRF’s sole discretion, Licensee’s current status is not in material accord with its business plan, UFRF may terminate this Agreement with 30 days written notice.

(b) Default; Notice of Termination. Should either party be in default in connection with any material terms or conditions stated within this Agreement, including but not limited to those stated in Section 5(a), then the other party shall have the right to terminate this Agreement upon twenty (20) business days written notice, if the other party does not correct such situation within the said twenty business (20) day period.

(c) Termination Without Cause. Either party may terminate this Agreement without cause upon sixty (60) calendar days written notice.

5. Indemnification. Licensee shall at all times during the term of this Agreement and thereafter, indemnify, defend, and hold the UFRF, the University of Florida Board of Trustees, the State of Florida and the board members, officers, employees, and affiliates of any of these entities (hereinafter “Indemnitees”), harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, whether arising from a third party claim or resulting from UFRF’s enforcing this indemnification clause against Licensee, or arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense, or liability of any kind whatsoever resulting from the Licensee’s occupancy of the Licensed Space, the use of any University services or resources, arising from any right or obligation of Licensee hereunder, or arising out of Licensee’s implementation of its business plan, or research involving, without limitation, the use of animals, human subjects, or biohazardous materials. This indemnification shall not apply to any liability, damage, loss, claim, demand, or expense to the extent that it is attributable to the negligence or intentional wrongdoing of the Indemnitees. Licensee shall, at its own expense, provide attorneys reasonably acceptable to UFRF to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

6. Insurance. During the term of this Agreement, Licensee shall, at its sole cost and expense, procure and maintain policies of comprehensive general liability insurance naming the Indemnitees as additional insured.

(a) Comprehensive General Liability. The comprehensive general liability insurance shall provide broad form contractual liability coverage for Licensee’s indemnification under this Section 6 in the following minimum amounts:

(i)	comprehensive liability (personal injury, including death):$500,000 per occurrence and $1,000,000 per claim and ;

(ii)	property damage: $500,000 per occurrence and $1,000,000 per claim.

(b) Self-Insurance. If Licensee elects to self-insure, such self-insurance program must be acceptable to UFRF.

(c) Other Insurance. Licensee shall obtain and keep in force all worker’s compensation insurance required under the laws of the State of Florida, and such other insurance as may be necessary to protect Indemnitees against any other liability of person or property arising hereunder by operations of law, whether such law is now in force or is adopted subsequent to the Effective Date.

(d) Cancellation; Replacement Insurance. Licensee shall provide UFRF with written evidence of such insurance upon request, and shall provide UFRF with written notice at least 45 days prior to the cancellation, non-renewal, or material change in such comprehensive general liability insurance; if Licensee does not obtain replacement insurance providing comparable coverage within such 45 day period, or provide self-insurance satisfactory to UFRF, UFRF shall have the right to terminate this Agreement.

7. Destruction of Space. If the Licensed Space is totally destroyed (or so substantially damaged as to be uninhabitable) by storm, fire, earthquake, or other casualty, this Agreement shall terminate as of the date of such destruction or damage, and license fees shall be accounted for as between UFRF and Licensee as of that date. If the Licensed Space is damaged but not rendered wholly uninhabitable by any such casualty or casualties, license fees shall abate in such proportion as the use of the Licensed Space has been destroyed until UFRF has restored the Licensed Space to substantially the same condition as before damage, whereupon full license fees shall commence. Nothing contained herein shall require UFRF to make such restoration, however, if not deemed advisable in its judgment. UFRF shall make its intentions to restore or not to restore said Licensed Space to original condition known to Licensee in writing, within ninety (90) days of such occurrence. If UFRF decides against such reconstruction or fails to provide such notice, Licensee may, at its option, terminate this Agreement.

8. Maintenance; Survey. The Licensed Space shall be maintained in its original condition to the satisfaction of UFRF, normal wear and tear excepted. Prior to the Effective Date, a joint survey of the Licensed Space and equipment, indicating its exact condition, shall be made by representatives of both Licensee and UFRF. A written report of said survey shall be attached hereto and be made also upon termination of this Agreement. In the event that the facilities incur any loss or damage, (other than normal wear and tear) Licensee shall return the Licensed Space to its original condition to the satisfaction of UFRF. Otherwise, UFRF shall make the required repairs or replacement of damaged property, and shall provide Licensee with an invoice due and payable in accordance with its terms. Licensee, under this Section, is deemed to have accepted the Licensed Space in the condition existing on the Effective Date. Licensee is not liable for losses or damage to the Licensed Space, furnishings, or equipment due to the sole negligence of UFRF or the University.

9. Occupancy Fee. Licensee shall pay to UFRF a non-refundable sum of $200.00 to cover key lock changes, minor adaptations and other incidental expenses related to the occupancy of the Licensee. The occupancy fee shall be paid as an addition to the first month’s payment. Licensee shall pay applicable sales, use, or other taxes with respect to all occupancy fees.

(a) Additional Occupancy Fee(s). If, at any time, Licensee fails to fully, faithfully, and punctually perform any of the terms, covenants, and conditions contained herein, UFRF shall in no way be precluded from recovering in addition to the said occupancy fee, any other damages or expenses that UFRF may suffer by reason of any violation by Licensee of Licensee’s terms, covenants, and conditions contained herein.

10. Interruption of Business. Except as specified in Section 7, neither the University nor UFRF shall be responsible to Licensee for any damages or inconvenience caused by interruption of business or inability to occupy the Licensed Space for any reason whatsoever, providing that, Licensee shall be credited with the cash license fee on a pro rata basis for any working day period, if the business interruption is due to circumstances caused by UFRF that are not in the normal course of business or that are not a part of normal operating procedures at the BDI building.

11. No Assignment. This Agreement is not assignable without the prior written consent of UFRF, and any attempt to do so shall be void.

12. Qualification for Incubator; Non-Interference; Animal or Human Research; Toxic Materials. Licensee’s admittance to the Incubator Program is based, in part, on UFRF’s review of Licensee’s business concept, objectives, and plans as presented in the BDI license application and related documents. Use of the Licensed Space and other facilities, furnishings, equipment, and services made available to Licensee by UFRF or the University shall be in furtherance of Licensee’s business concept, objectives, and plans, and shall not be in furtherance of any illicit or illegal purposes, or purposes not consistent with Licensee’s business concept, objectives, and plans. Licensee’s use of the Licensed Space and the equipment, furnishings, and services available under this Agreement shall not interfere, in any manner, with use by other licensees or occupants of nearby facilities and equipment. Research involving the use of animals, human subjects, or the use of hazardous or toxic materials by Licensee is not permitted unless consented to in writing by BDI, and then only in the manner prescribed by UFRF. UFRF reserves the right to approve in its sole discretion Licensee’s use of the Licensed Space and available equipment and services.

13. Compliance with University and UFRF Policies; Requirements. Licensee shall comply with all applicable UFRF and University rules and policies, including policies relating to human and animal subjects, recombinant DNA/RNA practices, biohazards, and radiation safety, as well as federal, state, or local laws, ordinances, codes, rules, permits, licensing conditions, and regulations, including any amendments thereto (collectively, the “Requirements”), in its use of the Licensed Space, and shall procure, at its expense, any licenses, permits, insurance, and government approvals necessary to the operation of its business. The discussion hereunder of specific rules, regulations and laws shall not be construed to lessen in any way the obligation of the Licensee to follow all applicable rules, regulations and laws, including without limitation, the guidelines and policies of the University Division of Environmental Health and Safety.

(a) Certain Federal Statutes. “Hazardous substance” as used herein includes any “hazardous substance as defined by the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ‘ 9601, et seq., including any amendments thereto (“CERCLA”), any substance, waste, or other material considered hazardous, dangerous, or toxic under any of the Requirements, petroleum and petroleum products, and natural gas. “Release” as used herein means any intentional or unintentional spilling, pumping, emitting, emptying, discharging, escaping, leading, dumping, disposing, or abandonment of any hazardous substance. Licensee shall comply with all Requirements governing the discharge, release, emission, or disposal of any hazardous substance and prescribing methods for or other limitations on storing, handling, or otherwise managing hazardous substances including, but not limited to, the then-current versions of the following federal statutes, any Florida analogs, and the regulations implementing them: the Resource Conservation and Recovery Act (42 U.S.C. ‘ 6901, et seq.); CERCLA; the Clean Water Act (33 U.S.C. ‘ 1251, et seq.); the Clean Air Act (42 U.S.C. ‘ 7401, et seq.); and the Toxic Substances Control Act (15 U.S.C. ‘ 2601, et seq.). Licensee shall comply with all requirements of the Animal Welfare Act (7 U.S.C.” 2131, et seq.) as the same may be amended, and all similar federal, state, and local laws, codes, ordinances, and regulations.

(b) Hazardous Substances; Disposal. Licensee covenants and agrees that it will not use or allow the Licensed Space to be used for the storage, use, treatment, disposal, or other handling of any hazardous substance without the prior written consent of UFRF. Attached to the License as Attachment D is a list prepared by Licensee identifying the hazardous substances which Licensee intends to use and store in the premises, and setting forth the quantity, use, and location thereof. UFRF hereby permits Licensee to use and store the hazardous substances set forth on Attachment D within the Licensed Space, provided that Licensee complies in all respects with the Requirements and this Section and that such hazardous substances are not disposed of in the sanitary sewer system of the BDI building unless the Requirements permit and the UFRF has consented to such method of disposal in writing, having determined in UFRF’s sole and absolute discretion that such disposal will not harm the sanitary sewer piping. Licensee shall request in writing UFRF’s written approval before the introduction of any additional hazardous substance or biological use, handling, treatment, storage, or disposal in the Licensed Space is undertaken. Such request shall set forth a description of the hazardous substance or biological use involved, the maximum quantity to be present in the Licensed Space at any time, its location within the Licensed Space, and its use in Licensee’s business. The Incubator Manager or his or her designee will expedite the request for the introduction of hazardous substances to the office of Environmental Health and Safety for approval and will inform the Licensee of the outcome for approval as soon as the Incubator Manager and his or her designee receives notification. Licensee covenants and agrees to assume the responsibility for the cost and disposal of hazardous chemicals created by its research during its tenancy at the BDI building, within 180 days of their initial storage. Designated storage areas will be provided by UFRF within the BDI building. Chemicals for disposal must be labeled and packaged in accordance and compliance with University Environmental Health and Safety regulations and guidelines for storage and disposal of hazardous chemicals. UFRF assumes no liability for hazards or spills created by the Licensee inside or outside of the BDI building, or during the storage of hazardous chemicals with a private firm or entity after such chemicals are removed from the BDI building.

(c) Violations. Licensee shall take all steps necessary to remedy any violation of any Requirements by the Licensee whether or not a citation or other notice of violation has been issued by a governmental authority. Licensee shall at its own expense, promptly contain and remediate any release of hazardous substances arising from or related to Licensee’s hazardous substance activity in the Licensed Space, the BDI building, or the environment and remediate any resultant damage to the property, persons, or the environment.

(d) Environmental Inspections. UFRF reserves the right to periodically conduct an environmental and safety inspection of the Licensed Space and areas beyond such space, where necessary, such as the HVAC system and the laboratory exhaust venting system. The scope of such inspection may include, but not be limited to, having the fume hoods tested and inspected. Licensee shall give prompt written notice to UFRF of any release of any hazardous substance in the Licensed Space, the BDI building or the environment not made in conformance with the Requirements, including a description of remediation measures and any resulting damage to persons, property, or the environment. Licensee shall upon expiration or termination of this License, surrender the Licensed Space to UFRF free from the presence and contamination of any hazardous substance. Following any breach by Licensee of the Requirements of this Section, or any reasonable safety or environmental concern by UFRF, UFRF may withdraw its consent to Licensee’s hazardous substance activity (or any portion thereof) by written notice to Licensee. Licensee shall terminate its hazardous substance activity immediately upon notice and remove all hazardous substances from the Licensed Space within 15 days from the date of such notice unless such breach or concern is promptly addressed and corrected by Licensee to UFRF’s sole satisfaction. Licensee shall indemnify, hold harmless and (at UFRF’s option) defend the University or UFRF, their agents and employees, from and against all claims, actions, losses, costs and expenses (including attorney’s and other professional fees), judgments, settlement payments, and, whether or not reduced to final judgment, all liabilities, damages, or fines paid, incurred, or suffered by such parties in connection with loss of life, personal injury, or damage to property or the environment arising, directly or indirectly, wholly or in part from any conduct, activity, act, omission, or operation involving the use, handling, generation, treatment, storage, disposal, other management or release of any hazardous substance at, from, or to the Licensed Space, whether or not Licensee has acted negligently with respect to such hazardous substance. Licensee’s obligations and liabilities hereunder shall survive the expiration or other termination of this Agreement.

14. UFRF’s Control of Facilities. Notwithstanding anything to the contrary herein, UFRF reserves the right at all times to control all facilities licensed hereunder, and to enforce all applicable necessary laws, rules, and regulations, including but not limited to, the rules and guidelines of the University of Florida Division of Environmental Health and Safety.

15. Business Plan and R&D Review. At the request of UFRF, but not more frequently than at six month intervals, Licensee agrees to review its current and prospective business plan and research and development program status with UFRF. Progress may be monitored in relation to the previous most recent plans which have been reviewed and approved by both Licensee and UFRF. If, in UFRF’s sole discretion, the Licensee’s current status is not sufficiently in accord with the most recent previously reviewed plans, UFRF may give written notice of default in accordance with Section 4 above.

16. Locks. UFRF will install all locks attached to the Licensed Space and provide two keys for each lock to Licensee. UFRF and the University will have keys to all locks, and may enter the Licensed Space at reasonable times, for inspection, maintenance or repair, or for any other necessary reason. Entry for other than normal maintenance and inspection activities shall be preceded by appropriate notice to Licensee. In the event of an emergency, notice will be given at the first reasonable opportunity, even after the fact.

17. Right to Remove Property. Unless in default of contract, Licensee shall have the right to remove any equipment, goods, fixtures, and other property which it has placed or affixed within or to the Licensed Space, provided Licensee repairs damage caused by such removal. Licensee shall not remove improvements made to the facilities or Licensed Space by UFRF or on behalf of UFRF during this Agreement.

18. Use of Names. Licensee shall not use the names of BDI, the University, or UFRF or their employees or agents, nor any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from UFRF in each case, except that Licensee may state that it is a Licensee of UFRF pursuant to this Agreement, that it is a participant in the Incubator Program. Licensee will cooperate fully with UFRF to publicize the Incubator Program and Licensee’s participation in such program.

(a) Request for Consent to Use of Names. Requests for consent to use of names of BDI, the University, or UFRF or any of their employees or agents shall be sent to the Incubator Manager. Notwithstanding the foregoing, the University and UFRF consent to references to them pursuant to any requirements of applicable law or governmental regulations, provided that, in the event of any such disclosure, Licensee shall afford UFRF the prior opportunity to review the text of such disclosure. Licensee shall use its best efforts to comply with any reasonable requests by UFRF regarding changes.

(b) Consent Deemed Granted. Where consent of a party is required under this Section, such consent shall be deemed granted if no written objection (or oral objection, confirmed immediately in writing) is received by the requesting party on or before the twentieth calendar day following the date a written request for consent was received by the requested party. For the purposes of this Section only, a item shall be deemed received as follows: (i) if hand delivered, upon delivery; (ii) if sent by electronic mail, upon confirmation by the sending carrier that the message was deposited to the addressee’s mailbox; (iii) if sent by registered mail, return receipt requested, upon signing by the receiving party; or (iv) if sent by ordinary mail in the United States, postage prepaid, and addressed as set forth below, on the fifth calendar day after deposit in the mail.

19. No Partnership. Nothing contained in this Agreement shall create any partnership or joint venture between the parties. Neither party may pledge the credit of the other or make any binding commitment on the part of the other.

20. Miscellaneous. The parties hereto acknowledge that this Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto. The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of the law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof. The titles herein are for convenience only. This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Florida.

21. Notices. Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

In the case of UFRF:

President, University of Florida Research Foundation, Inc.

University of Florida

109 Grinter Hall

Gainesville, Florida 32611

PLEASE MAKE ALL CHECKS PAYABLE TO:

University of Florida Research Foundation, Inc.

c/o Sid Martin Biotechnology Incubator

12085 Research Dr.

Alachua, Fl. 32615-6832

In the case of Licensee:

AxoGen

P.O. Box 357787

Gainesville, Fl. 32635

22. Inventions, Improvements, and Discoveries.

a) Any inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made solely by one or more persons who are employed solely by Licensee, and where such employee is also not an employee of the University of Florida or subject to the University of Florida patent policy, whether developed in the BDI building or through the use of other facilities, equipment, or services, access to which is provided under this Agreement, shall be owned by Licensee and University shall have no claim to or rights in such inventions, improvements, or discoveries.

b) Subject to paragraph (e) in this section 22, ownership of any inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made by one or more persons, all of whom are simultaneously employed or appointed by University and by Licensee, whether developed in the BDI building or through the use of other facilities, equipment, or services, access to which is provided under this

Agreement, shall be determined in accordance with the University of Florida Intellectual Property Policy (a copy of which is attached hereto as Attachment D) and any applicable provisions of the conflict of interest exemption monitoring plan.

c) Subject to paragraph (e) in this section 22, ownership of any inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made by more than one person, where at least one such person is employed solely by Licensee and at least one such person is simultaneously employed or appointed by University and by Licensee, whether developed in the BDI building or through the use of other facilities, equipment, or services, access to which is provided under this Agreement, shall be jointly owned by Licensee and by University (with respect to University, in accordance with its Intellectual Property Policy and any applicable provision of the conflict of interest exemption monitoring plan), subject to any other applicable agreements.

d) Subject to paragraph (e) in this section 22, ownership of any inventions, improvements, or discoveries, patentable or unpatentable, which are conceived or made by more than one person, where at least one such person is employed solely by Licensee, and where such person is not also employed by the University of Florida or subject to the University of Florida patent policy, and at least one such person is employed solely by or appointed by University, whether developed in the BDI building or through the use of other facilities, equipment, or services, access to which is provided under this Agreement, shall be jointly owned by Licensee and by University (with respect to University, in accordance with its Intellectual Property Policy and any applicable provision of the conflict of interest exemption monitoring plan), subject to any other applicable agreements.

e) Any inventions, improvements, or discoveries patentable or unpatentable, which are conceived or made by more than one person, where at least one such person is employed by Licensee, and where such person is not also employed by the University of Florida or subject to the University of Florida patent policy, and at least one such person is employed solely or appointed by University, where the subject matter of such invention, improvement, or discovery is outside the scope of the employment or appointment of such University employee or appointee, in the sole but reasonable discretion of the University of Florida Office of Technology Licensing, or no University support was used in connection with the invention, improvement, or discovery whether developed in the BDI building or through the use of other facilities, equipment, or services, access to which is provided under this Agreement, shall be the sole property of Licensee.

23. Confidentiality. UFRF will use its best efforts to prevent the dissemination of any proprietary information related to work of the Licensee unless authorized to do so in writing by Licensee. UFRF shall have, however, the right to disclose Licensee’s activities in a general, descriptive manner.

IN WITNESS THEREOF, the parties have executed this License Agreement as of the date first above written.

University of Florida Research Foundation, Inc.

By:	/s/ David L. Day
David L. Day, Director of Technology Transfer

Date	9/29/08

AxoGen, Inc.

By:	/s/ John P. Engels
John P. Engels, Vice President

Date	09/28/2006

ATTACHMENT A

LICENSED SPACE

Address:	Biotechnology Development Institute 12085 Research Drive Alachua, Fl 32615-6831

Lab Space:	Room #170/170a 963 Square feet

Total Square Feet:	963 Square feet

Furniture and Equipment:

1 - Standard office desk

1 - Standard office chair

1 - File cabinet

1 - Bookcase

Biological hood

Chemical fume hood

APPENDIX A

TECHNOLOGY KNOW-HOW AND RESEARCH DEVELOPMENT

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**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

ATTACHMENT C

EXTRACTS FROM BUSINESS PLAN

Company Summary

AxoGen provides surgeons biological solutions to repair and regenerate peripheral nerves, bringing relief and restoring functionality to patients who suffer peripheral nerve injuries. The company brings to this market a unique combination of patented technologies, an experienced management team, a shortened regulatory pathway for immediate market penetration, and a rich pipeline of new products and technologies to drive future growth. AxoGen plans to establish a leadership position in the peripheral nerve market, revolutionizing peripheral nerve procedures with demonstrably superior technologies.

Market Opportunity

Every year in the US, several million people suffer traumatic, iatrogenic or nontraumatic peripheral nerve injury. Injuries to the peripheral nervous system (PNS) are a major source of disability, impairing the ability to move muscles or to feel normal sensations. To correct these problems, more than one million procedures were performed in the US in 2002, totaling more than $10 billion in medical costs. In addition, more than 250,000 patients in the US suffered major traumatic peripheral nerve injuries, but were not treated or were under treated. Using conservative estimates, the potential US market for AxoGen products exceeds $1 billion.

ATTACHMENT D

LIST OF HAZARDOUS SUBSTANCES

(According to section 13 (b), a list prepared by Licensee identifying the hazardous substances which Licensee intends to use and store in the premises, and setting forth the quantity, use, and location thereof need to be shown as attachment D.)

ATTACHMENT E

ANIMAL SAFETY AND COMPLIANCE

(Section 12 of the ILA states that research involving the use of animals by Licensee is not permitted unless consented to in writing by BDI. Complete and submit all required forms and registration with the appropriate agency or department on campus and furnish a copy for your ILA record.)